EXHIBIT 17.1

                       RESIGNATION LETTER OF DANIEL HOWELL

                                                              Page 4 of 11 pages

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                                  Daniel Howell
--------------------------------------------------------------------------------
15002 Windward Drive #603                               Corpus Christi, TX 78418

19 June 1997                                             Via fax to 770.729.8330
One Page                                          Original follows via U.S. Mail

Mr. Robert Shaw, President
Ms. Caroline Anderson, Vice President
Ms. Fay M. Matsukage, Corporate Counsel
Classic Restaurants International, Inc.
3500 Parkway Lane, Suite 435
Norcross, GA ZIP 30092

Dear Bob, Caroline, and Fay:

Please consider this letter as my resignation as a board member of Classic Restaurants International, effective immediately.

Bob, as we have discussed several times, I believe that a board member of a publicly held company has an oversight responsibility and that a board member should be consulted on any major decisions the company makes. In my opinion, you have not used your board in a manner according with common practices and that you have made decisions and implemented policies without board approval. I therefore cannot in good conscience remain on your board.

Sincerely,

/s/Daniel Howell
Daniel Howell

DH:twc

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